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                                                         ----------------------
                                UNITED STATES            |    OMB APPROVAL    |
                     SECURITIES AND EXCHANGE COMMISSION  ----------------------
                           WASHINGTON, D.C.  20549       |OMB Number 3235-0145|
                                                         |Expires  October 31,|
                                                         |Esimated average    |
                                SCHEDULE 13G             |burden hours per    |
                                                         |response..... 14.90 |
                                                         ----------------------

                  UNDER THE SECURITIES EXCHANGE ACT OF 1934


                            SILICON GAMING, INC.
--------------------------------------------------------------------------------
                              (Name of Issuer)

                                COMMON STOCK
--------------------------------------------------------------------------------
                       (Title of Class of Securities)

                                 827054-10-7
                               --------------
                               (CUSIP Number)


Check the following box if a fee is being paid with this statement [_]. (A fee is not required only if the filing person: (1) has a previous statement on file reporting beneficial ownership of more than five percent of the class of securities described in Item 1; and (2) has filed no amendment subsequent thereto reporting beneficial ownership of five percent or less of such class.) (See Rule 13d-7).

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).


                               Page 1 of 5 Pages


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-----------------------                                  ---------------------
 CUSIP NO. 827054-10-7                 13G                 PAGE 2 OF 5 PAGES
-----------------------                                  ---------------------

------------------------------------------------------------------------------
 1    NAME OF REPORTING PERSON
      S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON


      Robert M. Fell
------------------------------------------------------------------------------
 2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                (a) [_]
                                                                (b) [_]

------------------------------------------------------------------------------
 3    SEC USE ONLY



------------------------------------------------------------------------------
 4    CITIZENSHIP OR PLACE OF ORGANIZATION


      USA
------------------------------------------------------------------------------
                     5     SOLE VOTING POWER

     NUMBER OF             582,588

      SHARES       -----------------------------------------------------------
                     6    SHARED VOTING POWER
   BENEFICIALLY
                          0
     OWNED BY
                   -----------------------------------------------------------
       EACH          7    SOLE DISPOSITIVE POWER

    REPORTING             582,588

      PERSON       -----------------------------------------------------------
                     8    SHARED DISPOSITIVE POWER
       WITH
                          0
------------------------------------------------------------------------------
 9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON


      582,588
------------------------------------------------------------------------------
10    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

      [_]

------------------------------------------------------------------------------
11    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9


      4.086%
------------------------------------------------------------------------------
12    TYPE OF REPORTING PERSON*


      IN
------------------------------------------------------------------------------

                      SEE INSTRUCTION BEFORE FILLING OUT!


                               Page 2 of 5 pages


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                                                               Page 3 of 5 Pages



Item 1(a) Name of Issuer:
          SILICON GAMING, INC.

Item 1(b) Address of Issuer's Principal Executive Offices:
          2800 W. Bayshore Rd.
          Palo Alto, Ca. 94303

Item 2(a) Name of Person(s) Filing:
          Robert M. Fell


Item 2(b) Address of Principal Business Office:
          Fell & Company
          10550 Wilshire Blvd., Suite 1105
          Los Angeles, CA 90024


Item 2(c) Citizenship:
          USA

Item 2(d) Title of Class of Securities:
          Common Stock

Item 2(e) CUSIP Number:
          827054-10-7

Item 3    Type of Person:
          IN

Item 4    Ownership (582,588)

          (a) Amount owned "beneficially" within the meaning of rule 13d-3:
              582,588

          (b) Percent of class 4.086%, based on the total number of shares
              outstanding on       10/31/1998           .
                            ----------------------------

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                                                             Page 4 of 5 Pages

          (c) Number of shares as to which such person has:

              (i)   sole power to vote or to direct the vote:
                    582,588

              (ii)  shared power to vote or to direct the vote:
                    0

              (iii) sole power to dispose or to direct the disposition of:
                    582,588

              (iv)  shared power to dispose or to direct the disposition of:
                    0

Item 5    Ownership of 5% or Less of a Class:
          This statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities being reported.

Item 6    Ownership of More than 5% on Behalf of Another Person:
          N/A

Item 7 Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on By the Parent Holding Company:
          N/A

Item 8    Identification and Classification of Members of the Group:
          N/A

Item 9    Notice of Dissolution of the Group:
          N/A

Item 10   Certification:

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                                                             Page 5 of 5 Pages

                                  Signature
                                  ---------

          After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Date:  11/19/1998
     -------------------------

                                                /s/ROBERT M. FELL
                                             ---------------------------------
                                                 Robert M. Fell
                                             ---------------------------------